Exhibit 2.3

COMPANY VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 10, 2006 (this “Agreement”), by and between Caliper Life Sciences, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Xenogen Corporation, a Delaware corporation (the “Company”).

WHEREAS, Parent, Caliper Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company are, contemporaneously with the execution of this Agreement, entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), the Company will merge with and into Merger Sub (the “Merger”), and each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), will be converted into the right to receive (i) shares of the common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) and (ii) warrants to purchase shares of Parent Common Stock, together with any cash in lieu of fractional shares and warrants, pursuant to the terms of the Merger Agreement;

WHEREAS, the Board of Directors of the Company has (i) approved and declared advisable the Merger Agreement; (ii) determined that the Merger is advisable to, and in the best interests of, the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the “Board Recommendation”) the adoption of the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption;

WHEREAS, as of the date hereof, Stockholder is the record owner (or in the case of shares held in street name, beneficial owner) of, «Shares» shares of Company Common Stock (the “Owned Shares” and, together with any shares of Company Common Stock of which Stockholder acquires record ownership (or with respect to shares held in street name, beneficial ownership) after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as the “Covered Shares”); and

WHEREAS, Stockholder acknowledges that Parent is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce Parent to enter into the Merger Agreement and proceed with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares on any applicable record date to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy all Covered Shares in favor of the adoption of the Merger Agreement and any other matters reasonably determined to be necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and (iii) vote (or cause to be voted) all Covered Shares against any Competing Proposal if and to the extent properly put to a vote of the stockholders of the Company at such meeting, and against any other proposal properly put to a vote of the stockholders of the Company that would be reasonably likely to result in or cause a breach of the Company’s representations and warranties set forth in the Merger Agreement. As used in this Agreement, a “Competing Proposal” means any proposal or offer (other than the Merger Agreement and the Merger), whether in writing or otherwise, from any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Parent, Merger Sub or any affiliates thereof, to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company, or (ii) twenty percent (20%) or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

(b) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF FINANCIAL OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO THE FULL EXTENT OF STOCKHOLDER’S RIGHTS WITH RESPECT TO THE SHARES, TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1, PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE AND EFFECT UPON THE TERMINATION OF THIS AGREEMENT AND ANY ACTION TAKEN BY ANY AUTHORIZED PARTY PURSUANT TO THE PROXY GRANTED HEREBY SHALL PROVIDE THAT STOCKHOLDER MAY REVOKE SUCH ACTION EFFECTIVE UPON TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REASONABLY DETERMINED TO BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY,

THIS IRREVOCABLE PROXY WILL NOT BE EXERCISED BY ANY AUTHORIZED PARTY UNLESS STOCKHOLDER BREACHES ITS OBLIGATIONS UNDER CLAUSE (a) OF SECTION 1 OF THIS AGREEMENT.

(c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time until the Termination Date, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement and the Stockholder’s obligations hereunder (including, without limitation, the agreement set forth in Section 1(a) and the proxy granted in Section 1(b)) shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) August 31, 2006, and (d) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date.”

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (a “Governmental Authority”) is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the record holder (or, in the case of shares held in street name, beneficial owner) of «Shares» Owned Shares, free and clear of liens (other than liens for taxes not yet due or payable, liens created by this Agreement or in connection with any arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with any arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, and (D) Stockholder owns of record warrants (the “Warrants”) to purchase 0 shares of Company Common Stock. Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner,” “beneficial ownership,” “beneficially owns” or “owns beneficially,” with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) under the Exchange Act.

(ii) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equitable Exceptions”). If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (2) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Stockholder agrees that (i) he or it is a “Representative” of the Company for purposes of Section 4.3 of the Merger Agreement, (ii) in such capacity, he or it is subject to the restrictions of Section 4.3 of the Merger Agreement, and (iii) that any breach by Stockholder of the terms of Section 4.3 of the Merger Agreement shall be a breach by Stockholder of this Agreement.

(b) Restriction on Transfer, Proxies and Non-Interference. Except in connection with any arrangements set forth on Schedule I attached to this Agreement, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Shares or Warrants (other than the exercise of Warrants and options to purchase shares of Company Common Stock) except, in each case, to any person or entity who shall agree to be bound by all of the terms and conditions of this Agreement and the Stockholder shall deliver a duly executed copy of the Agreement to Parent to evidence such Agreement prior to any such sale, transfer, pledge, encumbrance, assignment or other disposition, (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares that is inconsistent with the terms hereof or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a holder of Covered Shares, (b) if Stockholder, or an affiliate of the Stockholder is a director or officer of the Company, nothing herein shall be construed to limit or affect any action or inaction by Stockholder or such affiliate acting in Stockholder’s or such affiliate’s capacity as an officer or director of the Company and in compliance with Section 4.3 of the Merger Agreement, and (c) Stockholder and its affiliates shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder or an affiliate of the Stockholder in such Stockholder’s or affiliate’s capacity as a director of the Company and in compliance with Section 4.3 of the Merger Agreement.

8. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

9. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10. Non-survival of Representations and Warranties. The respective representations and warranties of Stockholder and Parent contained herein shall not survive the Termination Date.

11. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

if to Parent:

Caliper Life Sciences, Inc.

68 Elm Street

Hopkinton, MA 01748

Facsimile: 508-435-3439

Attention: Chief Financial Officer

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Facsimile: 617-542-2241

E-Mail: wtwhelan@mintz.com

Attention: William T. Whelan, Esq.

if to Stockholder:

«NameAddress»

Facsimile: «Fax»

E-Mail: «Email»

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

14. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

15. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware.

16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

CALIPER LIFE SCIENCES, INC.

By:
Name:
Title:

STOCKHOLDER

Name:	«Name»

SCHEDULE I